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                                                                   Exhibit 99.1


                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                            RESPONSE ONCOLOGY, INC.,

        STOCKHOLDERS OF ONCOLOGY HEMATOLOGY GROUP OF SOUTH FLORIDA, P.A.

                                      AND

               SOUTH FLORIDA ONCOLOGY HEMATOLOGY ASSOCIATES, P.A.



                               DECEMBER 20, 1995
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                            STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT, dated as of December 20, 1995, by and among RESPONSE ONCOLOGY, INC, a Tennessee corporation (the "Purchaser"), each of the STOCKHOLDERS OF ONCOLOGY HEMATOLOGY GROUP OF SOUTH FLORIDA, P.A., acting by and through Leonard Kalman, M.D., their duly-appointed attorney-in-fact (collectively, the "Sellers" and, individually, a "Seller") and SOUTH FLORIDA ONCOLOGY HEMATOLOGY ASSOCIATES, P.A., a Florida professional association (the "Group").

                              W I T N E S S E T H:

      WHEREAS, the Sellers own in the aggregate eighty (80) shares (the "Shares") of the common stock, par value $1.00 per share, of Oncology Hematology Group of South Florida, P.A., a Florida professional association engaged in the practice of medicine (the "Association"); and

      WHEREAS, the Sellers desire to sell and Purchaser desires to purchase the Shares on the terms and subject to the conditions set forth herein;

      NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


      1. DEFINITIONS. The following terms, as used herein, have the following meanings:

      "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses which, in the aggregate, would have a material adverse effect on the financial condition or results of operations of the Purchaser.

      "Affiliate" has the meaning set forth in Rule 12-2 of the regulations promulgated under the Securities Exchange Act.

      "Affiliated Group" means any affiliated group within the meaning of Code
Section 1504 or any similar group defined under a similar provision of state, local or foreign law.

      "Agreement among Sellers" means an agreement, effective as of a time prior to the execution and delivery of this Agreement, pursuant to which the Sellers appoint an attorney-in-fact to execute and deliver this Agreement, collect the cash portion of the Purchase Price, take delivery of the Long-term Note and the Warrants, receive payments under the Long-Term Note, exercise Warrants and otherwise act on behalf of the Sellers for all purposes connected with the performance of this Agreement.

      "Applicable Rate" means the corporate base rate of interest announced from time to time by First Tennessee Bank National Association, Memphis, Tennessee plus two percent (2%).

      "Association" has the meaning set forth in the first recital above.

      "Base Purchase Price" has the meaning set forth in Section 2(a) below.





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      "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction of which any Seller has Knowledge that forms or could form the basis for any specified consequence.

      "Closing" has the meaning set forth in  Section 2(c) below.

      "Closing Date" has the meaning set forth in Section 2(c) below.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Controlled Group of Corporations" has the meaning set forth in Code
Section 1563.

      "Deferred Intercompany Transaction" has the meaning set forth in Treasury Regulation Section 1.1502-13.

      "Deferred Purchase Price" has the meaning set forth in Section 2(b) below.

      "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan,
(b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

      "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

      "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

      "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Occupational Safety and Health Act of 1970, the Medical Waste Tracking Act of 1988, the U. S. Public Vessel Medical Waste Anti-Dumping Act of 1988, the Marine Protection, Research and Sanctuaries Act and Human Services, National Institute for Occupational Safety and Health, Infections Waste Disposal Guidelines, Publication No. 88-119, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of medical wastes, pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Excess Loss Account" has the meaning set forth in Treasury Regulation
Section  1.1502-19.

      "Extremely Hazardous Substance" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

      "Fiduciary" has the meaning set forth in ERISA Sec. 3(21).

      "Financial Statement" has the meaning set forth in Section 4(g) below.





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      "GAAP" means United States generally accepted accounting principles as in effect from time to time.

      "Group" has the meaning set forth in the initial paragraph of this Stock Purchase Agreement.

      "Knowledge" means actual knowledge after reasonable investigation.

      "Liability" means any liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

      "Long-Term Note" means the promissory note of the Purchaser payable to the order of the Sellers in the form set forth as Exhibit 2(b)(i).

      "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

      "Most Recent Financial Statements" has the meaning set forth in Section 4(f) below.

      "Most Recent Fiscal Month End" has the meaning set forth in Section 4(f) below.

      "Most Recent Fiscal Year End" has the meaning set forth in Section 4(f) below.

      "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).

      "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice.

      "Party" means the Purchaser or any Seller.

      "PBGC" means the Pension Benefit Guaranty Corporation.

      "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

      "Prohibited Transaction" has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.

      "Pro Rata" means, with respect to the Sellers, their proportionate ownership interests in the Association.

      "Purchaser" has the meaning set forth in the initial paragraph of this Stock Purchase Agreement and, after Closing (and as relates to Section 9(b) regarding indemnification), shall mean Response Oncology, Inc. and any subsidiary or affiliate thereof.

      "Purchaser's Disclosure Letter" has the meaning set forth in Section 3(b) below.

      "Receivables" means the face amount, in dollars, of the Association's accounts receivable as of the close of business on the day prior to the Closing Date.

      "Reportable Event" has the meaning set forth in ERISA Sec. 4043.





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      "Response Stock" means the common stock of the Purchaser, $.01 par value per share.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

      "Seller" has the meaning set forth in the preface above.

      "Sellers' Disclosure Letter" has the meaning set forth in Section 3(a) below.

      "Service Agreement" means the Service Agreement between the Purchaser and the Group to be executed and delivered by the Purchaser and the Group, and which will become effective, at the time of Closing.

      "Shares" means all of the issued and outstanding shares of the Common Stock, par value $1.00 per share, of the Association.

      "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

      "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      "Third Party Claim" has the meaning set forth in Section 9(d) below.

      "Warrant" means a warrant to purchase 20,000 shares of Response Stock at $12.50 per share, issuable to a Seller at Closing in the form set forth as
Exhibit 2(b)(ii).

      2.  PURCHASE AND SALE OF SHARES.

      (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase from the Sellers, and the Sellers agree to sell to the Purchaser, all of the Shares for the sum of (i) the aggregate base price (the "Base Purchase Price") equal to the sum of Ten Million Three Hundred Three Thousand Seven Hundred Twenty-Two Dollars ($10,303,722.00), plus the Net Realizable Value of Receivables, and (ii) the deferred price (the "Deferred Purchase Price") equal to Fifty Thousand Dollars ($50,000.00) per calendar quarter for each quarter, or portion thereof, that the Service Agreement remains if effect, up to a maximum of Eight Hundred Thousand Dollars ($800,000). In the event of termination of the Service Agreement on any day which is not the last day of a calendar quarter, then the Deferred Purchase Price shall be pro rated through the last day of the calendar month of termination as if such termination occurred on that day. In addition to the foregoing, the Purchaser shall issue to each Seller, at such Seller's election, either (i) a Warrant to purchase 20,000 shares Response Stock, (ii) options to purchase 20,000 shares





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of Response Stock at a price of $12.50 per share, which options shall be issued pursuant to the Purchaser's Non- Qualified Stock Option Plan, or (iii) any combination of Warrants and options. At the time of such issuance, any options issued to any Seller pursuant to said plan shall be immediately vested and exercisable.

      (b) Payment of Purchase Price. The Purchaser shall pay or satisfy the Base Purchase Price in the following manner: (i) Five Million Two Hundred Thousand ($5,343,750) Dollars in cash to the Sellers, pro rata according to their ownership of Shares, at Closing (hereinafter defined), (ii) Five Million Nine Hundred Fifty-Nine Thousand Nine Hundred Seventy-Two ($5,959,972) Dollars by issuance and delivery of the Long-Term Note to the Sellers; and (iii) issuance and delivery of the Warrants and/or option to the Sellers in accordance with Section 2(a) above. The Deferred Purchase Price shall be paid to the Sellers, pro rata according to their ownership of Shares, by the Purchaser Fifty Thousand Dollars (or such portion thereof as may be computed in accordance with Section 2(a) in the event of termination of the Service Agreement) in arrears on the last day of each calendar quarter, commencing March 31, 1996 (which date is subject to change in the event the Closing occurs later than January 2, 1996), with the last such payment being due and payable on the earlier of the last day of the quarter during which the Service Agreement is terminated or December 31, 1999. In addition to the foregoing, the Purchaser shall pay to the Sellers, pro rata according to their ownership of Shares, as additional Purchase Price, on a monthly basis during the period after Closing, the amount of Receivables collected by Response in excess of $1,200,000.00. Such obligation shall terminate on the first anniversary of the Closing. In that regard, during such one year period, the Purchaser shall make monthly accountings to the Sellers with respect to the collection of Receivables, and the Sellers may, at their option and sole expense, assist in the collection of any Receivable.

      (c) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Baker, Donelson, Bearman & Caldwell, 165 Madison Avenue, 21st Floor, Memphis, Tennessee 38103 commencing at 9:00 a.m. local time on January 2, 1996, or such other date as the Purchaser and the Sellers may mutually determine (the "Closing Date").

      (d) Deliveries at the Closing. At the Closing, (i) the Purchaser will deliver to the Sellers the various certificates, instruments, and documents referred to in Section 8(a) below, (ii) the Sellers will deliver to the Purchaser the various certificates, instruments, and documents referred to in
Section 8(b) below.

      3.  REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

      (a) Representations and Warranties of the Sellers. The Sellers jointly and severally represent and warrant to the Purchaser that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement with respect to the Sellers, except as set forth in the disclosure letter executed and delivered by the Sellers and the Group contemporaneous with this Agreement (the "Sellers' Disclosure Letter""). The Sellers' Disclosure Letter shall be satisfactory to the Purchaser and its counsel and will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3(a) and Section 4.

           (i) Authorization of Transaction. Each Seller has the requisite legal capacity and has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each Seller, enforceable in accordance with its terms and conditions. Each Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. This Agreement constitutes the valid and legally binding obligation of each Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, moratorium, insolvency and other laws affecting the rights of creditors and general equity principles.





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           (ii)  Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Seller is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Seller is a party or by which he is bound or to which any of his assets is subject.

           (iii) Brokers' Fees. The Sellers have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Purchaser could become liable or obligated.

           (iv) Shares. Each Seller holds of record and owns beneficially all of the Shares free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. No Seller is a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Association (other than this Agreement). No Seller is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Shares.

           (v) Agreement among Sellers. The Agreement among Sellers has been duly executed by each Seller and constitutes the valid and legally binding obligation of each Seller, enforceable according to its terms.

      (b) Representations and Warranties of the Purchaser. The Purchaser represents and warrants to each Seller that the statements contained in this
Section 3(b) are correct and complete as of the date of this Agreement except as set forth in the disclosure letter executed and delivered by the Purchaser contemporaneous with this Agreement (the "Purchaser's Disclosure Letter").

           (i) Organization of the Purchaser. The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee.

           (ii) Authorization of Transaction. The Purchaser has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, subject to applicable bankruptcy, moratorium, insolvency and other laws affecting the rights of creditors and general equity principles. The Purchaser need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

           (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Purchaser is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Purchaser is a party or by which it is bound or to which any of its assets is subject.





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           (iv)  Brokers' Fees.  The Purchaser has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

           (v) Investment. The Purchaser is not acquiring the Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

      4. REPRESENTATIONS AND WARRANTIES CONCERNING THE ASSOCIATION. The Sellers and the Group, jointly and severally, represent and warrant to the Purchaser that the statements contained in this Section 4 are true, correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Sellers' Disclosure Letter. Nothing in the Sellers' Disclosure Letter shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Sellers' Disclosure Letter identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Sellers' Disclosure Letter will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

      (a) Organization, Qualification, and Corporate Power. The Association is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. The Association is duly authorized to conduct business and are in good standing under the laws of each jurisdiction where such qualification is required. The Association has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the business in which it is engaged and to own and use its properties. Paragraph 4(a) of the Sellers' Disclosure Letter lists the directors and officers of the Association. The Sellers have delivered to the Purchaser correct and complete copies of the charter and bylaws of the Association (as amended to date). The minute book (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate book, and the stock record book of the Association are correct and complete. The Association is not in default under or in violation of any provision of its charter or bylaws.

      (b) Capitalization. The entire authorized capital stock of the Association consists of 5,000 Shares, of which 80 Shares are issued and outstanding. All of the issued and outstanding Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Sellers. There are no outstanding or authorized options, warrants, purchase rights, preemptive rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Association to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Association. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Association.

      (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Association is subject or any provision of the charter or bylaws of the Association or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Association is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The Association is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.





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      (d)  Brokers' Fees.  The Association has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

      (e) Title to Assets. The Association has good and marketable title to, or a valid leasehold interest in, all of its properties and assets, free and clear of all Security Interests, and has not sold, transferred, exchanged or conveyed any of its properties and assets since the date of the Most Recent Balance Sheet except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

      (f) Financial Statements. Attached as collective Paragraph 4(f) to the Sellers' Disclosure Letter are the following financial statements (collectively the "Financial Statements"): (i) unaudited balance sheet and statement of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1994 (the "Most Recent Fiscal Year End") for the Association; and (ii) unaudited balance sheet and statement of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the six (6) months ended June 30, 1995 (the "Most Recent Fiscal Month End") for the Association. The Financial Statements (including the notes thereto) have been prepared on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Association as of such dates and the results of operations of the Association and its subsidiaries for such periods on a cash basis method of accounting, are correct and complete, and are consistent with the books and records of the Association.

      (g) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Association. Without limiting the generality of the foregoing, since that date:

           (i) the Association has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

           (ii) the Association has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $25,000.00 or outside the Ordinary Course of Business;

           (iii) no party (including the Association) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000.00 to which the Association is a party or by which the Association or its properties are bound;

           (iv) the Association has not created, suffered or permitted to attach or be imposed any Security Interest upon any of its assets, tangible or intangible;

           (v) the Association has not made any capital expenditure (or series of related capital expenditures) either involving more than $25,000.00 or outside the Ordinary Course of Business;

           (vi) the Association has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $25,000.00 or outside the Ordinary Course of Business;

           (vii) the Association has not issued any note, bond, or other debt instrument or security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;





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           (viii) the Association has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

           (ix) the Association has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000.00 or outside the Ordinary Course of Business;

           (x) the Association has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

           (xi) there has been no change made or authorized in the charter or bylaws of the Association;

           (xii) the Association has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

           (xiii) the Association has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

           (xiv) the Association has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

           (xv) the Association has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

           (xvi) the Association has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

           (xvii) the Association has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

           (xviii) the Association has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

           (xix) the Association has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

           (xx) the Association has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

           (xxi) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Association; and

           (xxii) the Association has not committed to any of the foregoing.

      (h) Undisclosed Liabilities. The Association has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Association that may result in any Liability), except for (i) Liabilities set forth on the face of the Most Recent

Balance Sheet (rather than in any notes thereto); (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business and (iii) Liabilities described with particularity in Paragraph 4(h) of the Sellers' Disclosure Letter (and, with respect to each Liability described in items (i) through (iii) immediately above, none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, malpractice, infringement, or violation of law).

      (i) Legal Compliance. The Association and its respective predecessors and Affiliates have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

      (j)  Tax Matters.

           (i) The Association has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Association (whether or not shown on any Tax Return) have been paid or accrued in the Financial Statements. The Association is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Association does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of either the Association that arose in connection with any failure (or alleged failure) to pay any Tax.

           (ii) The Association has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

           (iii) Neither the Sellers nor any director or officer (or employee responsible for Tax matters) of the Association expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Association either (A) claimed or raised by any authority in writing or (B) as to which the Sellers or the directors and officers (and employees responsible for Tax matters) of the Association have Knowledge. Paragraph 4(j) of the Sellers' Disclosure Letter lists all federal, state, local, and foreign income Tax Returns filed with respect to the Association for taxable periods ended on or after December 31, 1992, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Sellers have delivered to the Purchaser correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by the Association since December 31, 1991.

           (iv) The Association has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

           (v) The Association has not filed a consent under Code Section 341(f) concerning collapsible corporations. The Association has not made any payment, is not obligated to make any payment, or is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. The Association has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Association has not disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. The Association is not a party to any Tax allocation or sharing agreement. The Association (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return or
      (B) has no Liability for the Taxes of any Person (other than of the Association under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

           (vi) Paragraph 4(j) of the Sellers' Disclosure Letter sets forth the following information with respect to the Association as of the most recent practicable date: (A) the basis of the Association in its assets; and (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution.

      (k) Real Property. The Association does not own any real property and has not executed and delivered or otherwise entered into any contract to purchase any real property. Paragraph 4(k) of the Sellers' Disclosure Letter lists and describes briefly all real property leased or subleased to the Association. The Sellers have delivered to the Purchaser correct and complete copies of the leases and subleases listed in Paragraph 4(k) of the Sellers' Disclosure Letter (as amended to date). With respect to each lease and sublease listed in Paragraph 4(k) of the Sellers' Disclosure Letter, except as otherwise set forth in such Paragraph 4(k) of the Sellers' Disclosure Letter:

           (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

           (ii) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

           (iii) the Association, and, to the best of Sellers' Knowledge, no other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

           (iv) the Association, and, to the best of Sellers' Knowledge, no party to the lease or sublease has repudiated any provision thereof;

           (v) to the best of Sellers' Knowledge, there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

           (vi) with respect to each sublease, the representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease;

           (vii) the Association has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

           (viii) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

           (ix) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

           (x) to the best of Sellers' Knowledge, the owner of the facility leased or subleased has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special easements not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

      (l) Tangible Assets. The Association owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted.

      (m) Inventory. The inventory of the Association consists of medical supplies, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Association.

      (n) Contracts. Paragraph 4(n) of the Sellers' Disclosure Letter lists the following contracts and other agreements to which the Association is a party:

           (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000.00 per annum;

           (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to the Association, or involve consideration in excess of $25,000.00;

           (iii) any agreement concerning a partnership or joint venture;

           (iv) any agreement (or group of related agreements) under which the Association has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000.00 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

           (v) any agreement concerning confidentiality or noncompetition;

           (vi) any agreement with either the Sellers or their Affiliates (other than the Association);

           (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

           (viii) any collective bargaining agreement;

           (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $25,000.00 or providing severance benefits;

           (x) any agreement under which the Association has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

           (xi) any agreement under which the consequences of a default or termination could have an adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Association; or

           (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000.00.

The Sellers has delivered to the Purchaser a correct and complete copy of each written agreement listed in Paragraph 4(n) of the Sellers' Disclosure Letter (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Paragraph 4(n) of the Sellers' Disclosure Letter. With respect to each such agreement: (1) the agreement is legal, valid, binding, enforceable, and in full force and effect; (2) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (3) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (4) no party has repudiated any provision of the agreement.

      (o) Notes and Accounts Receivable. All notes and accounts receivable of the Association are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Association.

      (p) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Association.

      (q) Insurance. Paragraph 4(q) of the Sellers' Disclosure Letter sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, medical malpractice, and workers' compensation coverage and bond and surety arrangements) to which the Association has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five (5) years:

           (i)  the name, address, and telephone number of the agent;

           (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

           (iii)  the policy number and the period of coverage;

           (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

           (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Association nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Association has been covered during the past five (5) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Paragraph 4(q) of the Sellers' Disclosure Letter describes any self-insurance arrangements affecting the Association.

      (r) Litigation. Paragraph 4(r) of the Sellers' Disclosure Letter sets forth each instance in which either the Association (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Paragraph 4(r) of the Sellers' Disclosure Letter could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of either the Association or the Group. Neither the Sellers nor the directors and officers (and employees with responsibility for litigation matters) of the Association and the Group has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Association or the Group.

      (s) Employees. To the best of the Sellers' Knowledge, no physician, executive, key employee, or group of employees has any plans to terminate employment with the Association or, after the Closing, with the Group. The Association is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances filed pursuant to any work rules of any organized labor organization, claims of unfair labor practices, or other collective bargaining disputes. To the best of the Sellers' Knowledge, the Association has not committed any unfair labor practice. To the best of the Sellers' Knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of the Association.

      (t)  Employee Benefits.

           (i) Paragraph 4(t) of the Sellers' Disclosure Letter lists each Employee Benefit Plan that the Association maintains or to which the Association contributes.

                 (A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                 (B) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of
           Part 6 of Subtitle B of Title I of ERISA and of Code Sec. 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                 (C) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Association. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                 (D) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Sec. 401(a) and has received, within the last two years, a favorable determination letter from the Internal Revenue Service.

                 (E) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

                 (F) The Sellers have delivered to the Purchaser correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

           (ii) With respect to each Employee Benefit Plan that the Association maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute:

                 (A) No such Employee Benefit Plan which is in Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or threatened.

                 (B) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. Neither the Sellers nor the directors and officers (and employees with responsibility for employee benefits matters) of the Association has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                 (C) The Association has not incurred, and neither the Sellers nor the directors and officers (and employees with responsibility for employee benefits matters) of the Association has any reason to expect that the Association will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

           (iii) The Association does not contribute to, has never contributed to, and has not been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

           (iv) The Association does not maintain, has never maintained, has never contributed, and has not been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B).

      (u) Guaranties. The Association is not a guarantor or is not otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

      (v)  Environment, Health, and Safety.

           (i) Each of the Sellers, the Association and their respective Affiliates has complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, each of the Sellers, the Association and their respective Affiliates has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

           (ii) The Association has no Liability (and none of the Sellers, the Association and their respective Affiliates has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Association giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

           (iii) All properties and equipment used in the business of the Sellers, the Association and their respective Affiliates have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

      (w) Healthcare Compliance. Neither the Association nor any physician associated with or employed by the Association has received payment or any remuneration whatsoever to induce or encourage the referral of patients or the purchase of goods and/or services as prohibited under 42 U.S.C. Section 1320a-7b(b), or otherwise perpetrated any Medicare or Medicaid fraud or abuse nor has any fraud or abuse been alleged within the last five (5) years by any government agency. The Association and/or each physician employed thereby is participating in or otherwise authorized to receive reimbursement from or is a party to Medicare, Medicaid, and other third-party payor programs, and, after the execution and delivery hereof and of the Service Agreement, the foregoing representation shall be true with respect to the Group and all physicians employed thereby. All necessary certifications and contracts required for participation in such programs are in full force and effect and have not been amended or otherwise modified, rescinded, revoked or assigned and, to the best of the Sellers' Knowledge, no condition exists or event has occurred which in itself or with the giving of notice or the lapse of time or both would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such third party payor program. The Association is and, after the execution and delivery hereof and of the Service Agreement, the Group will be, in full compliance with the requirements of all such third party payor programs applicable thereto.

      (x) Fraud and Abuse. The Association and persons and entities providing professional services for the Association have not engaged in any activities which are prohibited under 42 U.S.C. Section 1320a-7b, or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including but not limited to the following:

           (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

           (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

           (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and

           (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (A) in return for referring an individual to a person for the furnishing or arranging for the furnishing or any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (B) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

      (y) Facility Compliance. The Association is duly licensed, and the Association and its clinics, offices and facilities are lawfully operated in accordance with the requirements of all applicable law and has all necessary authorizations for their use and operation, all of which are in full force and effect. There are no outstanding notices of deficiencies relating to the Association or any physician employed thereby issued by any governmental authority or third party payor requiring conformity or compliance with any applicable law or condition for participation of such governmental authority or third party payor, and after reasonable and independent inquiry and due diligence and investigation, the Association has no Knowledge or reason to believe that such necessary authorizations may be revoked or not renewed in the ordinary course.

      (z) Rates and Reimbursement Policies. The jurisdiction in which the Association is located does not currently impose any restrictions or limitations on rates which may be charged to private pay patients receiving services provided by the Association. The Association has no rate appeal currently pending before any governmental authority or any administrator of any third party payor program. The Association has no Knowledge of any applicable law, which has been enacted, promulgated or issued within the eighteen (18) months preceding the date of this Agreement or any such legal requirement proposed or currently pending in the jurisdiction in which the Association is located which could have a material adverse effect on the Association or may result in the imposition of additional Medicaid, Medicare, charity, free care, welfare, or other discounted or government assisted patients at the Association or require the Association to obtain any necessary authorization which the Association does not currently possess.

      (aa)  Disclosure.  The representations and warranties contained in this
Section 4 and in the Sellers' Disclosure Letter do not contain any untrue or misleading statement of a fact.

      5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

      (a) General. Each of the Parties will use his or its best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction of the closing conditions set forth in Section 7 below).

      (b) Notices and Consents. The Sellers will cause the Association to give any notices to third parties, and will cause the Association to use its best efforts to obtain any third-party consents, that may be required by law or the terms of any contract to which the Sellers may be subject or that the Purchaser may request in connection with the transaction contemplated by this Agreement. Each of the Parties will (and the Sellers will cause the Association to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies required to consummate the transaction contemplated by this Agreement.

      (c) Operation of Business. The Sellers will not cause or permit the Association or the Group to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Sellers will not cause or permit the Association to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4(g) above.

      (d) Preservation of Business. The Sellers will cause the Association to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, patients, and employees.

      (e) Full Access. The Sellers will permit, and the Sellers will cause the Association to permit, representatives of the Purchaser to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Association, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Association.

      (f) Notice of Developments. The Sellers will give prompt written notice to the Purchaser of any material adverse development of which any of them learns which would constitute or otherwise cause a breach of any of the representations and warranties in Section 4 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his or its own representations and warranties in Section 3 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement the Sellers' Disclosure Letter or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

      (g) Exclusivity. For so long as this Stock Purchase Agreement shall remain in effect, the Sellers will not (and the Sellers will not cause or permit the Association to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, the Association (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Sellers will not vote their Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange. The Sellers will notify the Purchaser immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

      (h) Release from Personal Guaranties. The Purchaser shall use its best efforts to obtain the release of each Seller from any personal guarantee of any obligation of the Association. Failure of the Purchaser to obtain any such release shall not be a breach of this Agreement or otherwise, without the existence of a separate breach hereof, excuse any Seller from performance hereunder. In that regard, the Purchaser hereby agrees to indemnify and hold each Seller harmless from and against any claim made by such Seller in respect of any such personal guarantee.

      6. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

      (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 9 below). The Sellers acknowledge and agree that from and after the Closing the Purchaser will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Association.

      (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Association or any Seller, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 9 below).

      (c) Transition. The Sellers will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Association from maintaining the same business relationships with the Association or the Group after the Closing as it maintained with the Association prior to the Closing. The Sellers will refer all inquiries relating to the businesses of the Association to the Purchaser from and after the Closing.

      (d) Name Change. At the time of Closing, the Purchaser shall cause the name of the Association to be changed to something distinguishable, within the meaning of the corporation statutes of the state of Florida, from the name of the Association and shall execute, deliver and/or cause to be filed such documents or instruments that may be necessary to permit the Group to change its name to and to do business under the name "Oncology Hematology Group of South Florida, P.A."

      (e) Medical Director Arrangement. From and after Closing, the Parties will continue to negotiate in good faith and establish consistent with past practice all fees related to the performance by some or all of the Sellers of services as medical directors of the Purchaser's IMPACT Center in Miami, Florida.

      7.  CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE.

      (a) Conditions to Obligation of the Purchaser. The obligation of the Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

           (i) the representations and warranties set forth in Section 3(a) and
      Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

           (ii) the Sellers shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

           (iii) the Sellers shall have caused the Association to procure all of the third party consents specified in Section 5(b) above;

           (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation,
      (C) affect adversely the right of the Purchaser to own the Shares and to control the Association, or (D) affect adversely the right of the Association to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

           (v) the Sellers and the Group shall have delivered to the Purchaser a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(iv) is satisfied in all respects;

           (vi) the Purchaser shall have received the resignations, effective as of the Closing, of each director and officer of the Association other than those whom the Purchaser shall have specified in writing at least five business days prior to the Closing;

           (vii) the Purchaser shall have received from Cohen, Chase, Hoffman & Trautman, P.A., counsel to the Sellers and the Association, an opinion as to matters customarily addressed in opinions of counsel in transactions such as that described herein, which opinion shall be in form and substance reasonably acceptable to the Purchaser and its counsel;

           (viii) the Group shall have executed and delivered the Service Agreement to the Purchaser;

           (ix) the President of the Association shall have executed and delivered to Baker, Donelson, Bearman & Caldwell, a professional corporation, and any state healthcare counsel engaged to render the opinion described in subparagraph (x) below, the Certificate of Fact in substantially the form set forth as Exhibit 7(a)(ix) hereto

           (x) the Purchaser shall have received an opinion from Florida counsel reasonably satisfactory to the Purchaser that the Service Agreement is the legal, valid and binding obligation of the Group, enforceable according to its terms (subject to standard bankruptcy, insolvency and principles of equity exceptions) and that the performance of the Service Agreement by the Purchaser and the Group will not violate any statute, regulation, official interpretation, order, decree or other law of the state of Florida;

           (xi) the Purchaser shall have received an opinion from Baker, Donelson, Bearman & Caldwell that the performance of the Service Agreement by the Purchaser and the Group will not violate any statute, regulation, official interpretation, order, decree or other law of the United States of America;

           (xii) each Seller shall have executed an employment contract with the Group in substantially the form required by the Service Agreement; and

           (xiii) all actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinion, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Purchaser.

The Purchaser may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

      (b) Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

           (i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

           (ii) the Purchaser shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

           (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

           (iv) the Purchaser shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

           (v) all actions to be taken by the Purchaser in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers.

           (vi) the Sellers shall have received an opinion from Baker, Donelson, Bearman & Caldwell, in form and substance satisfactory to the Sellers and their counsel with respect to the enforceability of the Long-Term Note and the legality of the rate of interest thereupon.

           (vii) the Sellers shall have received an opinion from Florida counsel reasonably satisfactory to the Sellers that the Service Agreement is the legal, valid and binding obligation of the Purchaser, enforceable according to its terms (subject to standard bankruptcy, insolvency and principles of equity exceptions) and that the performance of the Service Agreement by the Purchaser and the Group will not violate any statute, regulation, official interpretation, order, decree or other law of the state of Florida.

           (viii) the Sellers shall have received an opinion from Baker, Donelson, Bearman & Caldwell that the performance of the Service Agreement by the Purchaser and the Group will not violate any statute, regulation, official interpretation, order, decree or other law of the United States of America;

The Sellers may waive any condition specified in this Section 7(b) if they execute a writing so stating at or prior to the Closing.

      8.  DELIVERIES AT CLOSING.

      (a) Documents to be Delivered by the Purchaser. At the Closing, the Purchaser shall deliver the following instruments and documents to the Sellers or other appropriate party:

           (i)  the amount described in Section 2(b)(i) above;

           (ii)  the Long-Term Note, payable to the order of the Sellers;

           (iii) the Warrants;

           (iv)  the certificate described in Section 7(b)(iv) above;

           (v) the opinions of counsel, in a form reasonably satisfactory to the Sellers' counsel, required pursuant to Sections 7(b)(vi) through
      (viii) above; and

           (vi) such other documents as the Sellers may reasonably request to affect the transactions contemplated by this Agreement.

      (b) Documents to be Delivered by the Seller. At the Closing, the Sellers shall deliver the following instruments and documents to the Purchaser:

           (i) stock certificates representing all of the Shares, endorsed in blank or accompanied by duly executed assignment documents;

           (ii) a certificate of existence from the Florida Secretary of State evidencing the existence and good standing of the Association, dated not more than five (5) days prior to the Closing Date;

           (iii) all consents necessary regarding the transaction contemplated by this Agreement;

           (iv) the opinion of counsel to the Sellers, in a form reasonably satisfactory to the Purchaser's counsel, required by Section 7(a)(vii) above;

           (v) the opinion, in a form reasonably acceptable to the Purchaser's counsel, required by Section 7(a)(ix) above;

           (vi)  the Certificate described in Section 7(a)(v) above;

           (vii)  the Service Agreement, duly executed by the Group; and

           (viii) such other documents as the Purchaser may reasonably request to affect the transactions contemplated by this Agreement.

      9.  REMEDIES FOR BREACHES OF THIS AGREEMENT.

      (a) Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

      (b) Indemnification Provisions for Benefit of the Purchaser . In the event any of the Sellers breaches (or in the event any third party alleges facts that, if true, would mean the Seller has breached), in a manner which has a material adverse effect on the Purchaser, any of such Seller's representations, warranties, and covenants contained herein and, provided that the Purchaser makes a written claim for indemnification against the Seller pursuant to Section 9(c)(i) below, then the Sellers and the Group, jointly and severally, agree to indemnify the Purchaser from and against the entirety of any Adverse Consequences the Purchaser may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Purchaser may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach). or otherwise.

      (c)  Matters Involving Third Parties.

           (i) If any third party shall notify the Purchaser with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification under this Section 9, then the Purchaser shall promptly notify the Sellers thereof in writing; provided, however, that no delay on the part of the Purchaser in notifying the Sellers shall relieve the indemnitor from any obligation hereunder unless (and then solely to the extent) the indemnitor thereby are prejudiced.

           (ii) The Sellers and the Group will have the right to defend the Purchaser against the Third Party Claim with counsel of its choice satisfactory to the Purchaser so long as (A) they notify the

      Purchaser in writing within 15 days after the Purchaser has given notice of the Third Party Claim that the Sellers will indemnify the Purchaser from and against the entirety of any Adverse Consequences the Purchaser may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Sellers and the Group provides the Purchaser with evidence acceptable to the Purchaser that the Sellers and the Group will have the financial resources to defend against the Third Party Claim and fulfill his indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Purchaser, likely to establish a precedential custom or practice adverse to the continuing business interests of the Purchaser, and (E) the Sellers and the Group conduct the defense of the Third Party Claim actively and diligently.

           (iii) So long as the Sellers and the Group are conducting the defense of the Third Party Claim in accordance with Section 9(c)(ii) above, (A) the Purchaser may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Purchaser will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Sellers and the Group (not to be withheld unreasonably), and (C) the Sellers and the Group will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Purchaser.

           (iv) In the event any of the conditions in Section 9(c)(ii) above is or becomes unsatisfied, however, (A) the Purchaser may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Purchaser need not consult with, or obtain any consent from, the Seller in connection therewith), (B) the Sellers and the Group will reimburse the Purchaser promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses), and (C) the Sellers and the Group will remain responsible for any Adverse Consequences the Purchaser may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 9.

      (d) Determination of Adverse Consequences. The Parties shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Section 9. All indemnification payments under this Section 9 shall be deemed adjustments to the Purchase Price.

      (e) Recoupment Under the Long-Term Note. In the event that the Purchaser shall suffer Adverse Consequences for which indemnification pursuant to the foregoing provisions shall be payable by the Sellers and the Sellers shall not make any such indemnification payment within sixty (60) days after such indemnity amount shall become payable, the Purchaser shall have the option of recouping all or any part of any Adverse Consequences it may suffer by notifying the Sellers that the Purchaser is offsetting the amount of such Adverse Consequences against the principal amount outstanding under the Long-Term Note. An offset pursuant to this subsection shall affect the timing and amount of payments required under the Long-Term Note in the same manner as if the Purchaser had made a permitted prepayment (without premium or penalty) thereunder.

      (f) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant. The Sellers hereby agree that they will not make any claim for indemnification against the Association by reason of the fact that they were directors, officers, employees, or agents of the Association or were serving at the request thereof as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Purchaser against the Sellers (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

      10.  TERMINATION.

      (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

           (i) the Purchaser and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

           (ii) the Purchaser may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing in the event any of the Sellers has breached or failed to satisfy in any material respect any representation, warranty, covenant or condition contained in this Agreement, the Purchaser has notified the Seller of the breach or failure, and the breach or failure has continued without cure for a period of 10 days after the notice of breach or failure;

           (iii) the Sellers may terminate this Agreement by giving written notice to the Purchaser at any time prior to the Closing in the event the Purchaser has breached or failed to satisfy in any material respect any representation, warranty, covenant or condition contained in this Agreement, any of the Sellers has notified the Purchaser of the breach or failure, and the breach or failure has continued without cure for a period of 10 days after the notice of breach or failure; and

           (iv) if the Closing shall not have occurred on or before February 29, 1996 (unless the failure to close is primarily attributable to the breach of or failure to satisfy any representation, warranty, covenant or condition contained in this Agreement by the Party seeking to terminate this Agreement).

      (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

      11.  MISCELLANEOUS.

      (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Purchaser and the Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

      (b) Arbitration of Disputes; Legal Fees. Any dispute arising under this Stock Purchase Agreement shall be submitted by the parties to binding arbitration pursuant to the Tennessee Uniform Arbitration Act, with any such arbitration proceeding being conducted in accordance with the rules of the American Arbitration Association. Any arbitration panel presiding over any arbitration proceeding hereunder is hereby empowered to render a decision in respect of such dispute, to award costs and expenses (including reasonable attorney fees) as it shall deem equitable and to enter its award in any court of competent jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Memphis, Shelby County, Tennessee for purposes of enforcement of any arbitration award hereunder. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

      (c) Liquidated Damages. In the event that the Sellers shall be willing, ready and able to close on the Closing Date and the Purchaser shall fail to close on such date, the Purchaser shall pay to the Sellers, as liquidated damages and in complete satisfaction of all claims that Sellers may have against the Purchaser on account of said failure, the amount of $250,000.00, which shall be payable within ten (10) business days after such failure shall occur, and such reasonable attorneys' fees as shall have been incurred by the Sellers or the Group in connection with this Agreement.

      (d) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      (e) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

      (f) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Purchaser and the Seller; provided, however, that the Purchaser may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder).

      (g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      (h) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      (i) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

      If to the Seller:                                              Copy to:

      Leonard Kalman, M.D.                                           Alan R. Chase, Esq.
      Oncology Hematology Group of South Florida, P.A.               Cohen, Chase, Hoffman & Trautman, P.A.
      8940 N. Kendall Dr., Suite 300-E East Tower                    Suite 600, 9400 South Dadeland Blvd.
      Miami, Florida 33176                                           Miami, Florida  33156


      If to the Purchaser:                                           Copy to:

      Daryl P. Johnson                                               John A. Good, Esq.
      Response Oncology, Inc.                                        Baker, Donelson, Bearman & Caldwell
      1775 Moriah Woods Blvd.                                        200 First Tennessee Building
      Memphis, Tennessee 38117                                       Memphis, Tennessee 38103

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

      (j) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Tennessee without giving effect to any choice or conflict of law provision or rule (whether of the State of Tennessee or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Tennessee.

      (k) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Purchaser and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      (l) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      (m) Expenses. Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Sellers agree that neither the Association has not borne or will not bear any of the Sellers' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

      (n) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

      (o) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      (p) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.


      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on [as of] the date first above written.


                              PURCHASER:

                              Response Oncology, Inc.


                              By:_____________________________________________
                              Title:__________________________________________


                              GROUP:

                              South Florida Oncology Hematology Associates, P.A.


                              By:_______________________________________________
                              Title:____________________________________________

                              SELLERS:


                              __________________________________________________
                              Dr. Leonard Kalman, individually and as
                              duly-authorized attorney-in-fact

                                Exhibit 2(b)(i)
                                       to
                            Stock Purchase Agreement

                         NON-NEGOTIABLE PROMISSORY NOTE

$5,959,972.00                                                    Miami, Florida
                                                                 January 2, 1996


      FOR VALUE RECEIVED, the undersigned, RESPONSE ONCOLOGY, INC., a Tennessee corporation (the "Maker"), promises to pay to the order of DR. LEONARD KALMAN, a resident of the State of Florida, individually and acting as attorney-in-fact for all Selling Shareholders pursuant to that certain Agreement among Selling Shareholders of even date herewith (the "Lender"), the principal sum of FIVE MILLION NINE HUNDRED FIFTY-NINE THOUSAND NINE HUNDRED SEVENTY-TWO DOLLARS ($5,959,972.00), together with interest from date until maturity at the rate of nine (9%) percent per annum from date until Maturity (hereinafter defined), said principal and interest being payable in fifty nine (59) consecutive, equal, quarterly amortized installments of ONE HUNDRED EIGHTY-TWO THOUSAND SEVEN HUNDRED THIRTEEN AND FIFTY-FOUR ONE HUNDREDTHS DOLLARS ($182,713.54), commencing April 1, 1996, and on the first day of each calendar quarter thereafter. The entire remaining unpaid balance of principal, and any accrued interest thereon, shall be due and payable on January 1, 2011.

      This Note may be prepaid in whole or in part prior to Maturity only with the advance written consent of the Lender. Any partial prepayment of principal shall, however, not have the effect of suspending or deferring the payments provided for herein, but the same shall continue to be due and payable on each due date subsequent to any such partial prepayment of the principal and shall operate to effect full payment of the principal at an earlier date.

      At the option of the Lender, exercisable not later than ten (10) days prior to any payment of principal or interest on this Note, such payment shall be paid in whole or in part in shares of common stock of the Maker, $.01 par value per share (the "Shares"). For purposes of this paragraph, the number of Shares to which the Lender shall be entitled upon exercise of the option provided hereunder shall be determined by dividing the amount of principal and interest to be paid in Shares by the Maker by $17.50, which price shall be adjusted for stock splits, stock dividends, reverse stock splits, recapitalizations, reorganizations and other changes in the capital structure of the Maker affecting the value of the Shares.

      Any amounts not paid when due hereunder (whether by acceleration or otherwise) shall bear interest after maturity at the lesser of (a) eighteen percent (18%) per annum or (b) the maximum effective contract rate which may be charged by the Lender under applicable law from time to time in effect.

      In the event that the foregoing provisions should be construed by a court of competent jurisdiction not to constitute a valid, enforceable designation of a rate of interest or method of determining same, the indebtedness hereby evidenced shall bear interest at the maximum effective contract rate which may be charged by the Lender under applicable law from time to time in effect.

      This Note is non-negotiable.

      Notwithstanding anything to the contrary, the payments required pursuant to this Note are subject to a right of offset, setoff, and recoupment as a result of any indemnification required pursuant to the provisions of that certain Stock Purchase Agreement by and between Lender and Maker dated as of December ___, 1995.





                                   2(b)(i)-1

      All installments of interest, and the principal hereof, are payable by Maker's corporate check at ______________________________ or at such other place as the holder may designate in writing, in lawful money of the United States of America, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment.

      If the Maker shall fail to make payment of any installment of principal and interest, as above provided, and such failure shall continue unremedied for a period of thirty (30) days following written notice thereof, or upon the dissolution of the Maker or any endorser, and (if there is a cure period applicable thereto) such default is not cured within such applicable cure period, then and in any such event, the entire unpaid principal balance of the indebtedness evidenced hereby, together with all interest then accrued, shall, at the absolute option of the holder hereof, at once become due and payable, without demand or notice, the same being hereby expressly waived.

      If this Note is placed in the hands of an attorney for collection, by suit or otherwise, the Maker shall pay on demand all costs of collection and litigation (including court costs), together with a reasonable attorney's fee if Lender is successful in the litigation.

      It is the intention of the Lender and the Maker to comply strictly with applicable usury laws; and, accordingly, in no event and upon no contingency shall the holder hereof ever be entitled to receive, collect, or apply as interest any interest, fees, charges or other payments equivalent to interest, in excess of the maximum effective contract rate which the Lender may lawfully charge under applicable statutes and laws from time to time in effect; and in the event that the holder hereof ever receives, collects, or applies as interest any such excess, such amount which, but for this provision, would be excessive interest, shall be applied to the reduction of the principal amount of the indebtedness hereby evidenced; and if the principal amount of the indebtedness evidenced hereby, all lawful interest thereon and all lawful fees and charges in connection therewith, are paid in full, any remaining excess shall forthwith be paid to the Maker, or other party lawfully entitled thereto. All interest paid or agreed to be paid by the Maker shall, to the maximum extent permitted under applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal so that the interest hereon for such full period shall not exceed the maximum amount permitted by applicable law. Any provision hereof, or of any other agreement between the holder hereof and the Maker, that operates to bind, obligate, or compel the Maker to pay interest in excess of such maximum effective contract rate shall be construed to require the payment of the maximum rate only. The provisions





                                   2(b)(i)-2
of this paragraph shall be given precedence over any other provision contained herein or in any other agreement between the holder hereof and the Maker that is in conflict with the provisions of this paragraph.

      Neither Lender, nor any subsequent holder of this Note, shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder (except to the Maker, or to ONCOLOGY HEMATOLOGY GROUP OF SOUTH FLORIDA, P.A. [the "P.A."]), which payments and the rights thereto are hereby expressly declared: (i) to be nonassignable and non-transferrable (except to the Maker or to the P.A.), and (ii) not liable for or subject to the debts, liabilities, or obligations or the Lender or the P.A. (except for those debts, obligations and liabilities of the P.A. to Maker which are secured by the security interest in this Note granted to Maker pursuant to a security agreement of even date herewith; and, in the event of any attempted assignment or transfer (except to the Maker or to the P.A.), the Maker shall have no further liability under this Note.

      This Note shall be governed and construed according to the statutes and laws of the State of Tennessee from time to time in effect.

                                        RESPONSE ONCOLOGY, INC.

                                        By:_____________________________________
                                        Title:__________________________________






                                   2(b)(i)-3